                                                                    Exhibit 12.1

               STATEMENTS SETTING FORTH DETAILS OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                     FOR THE YEARS ENDED DECEMBER 31
                                                     2001          2000          1999           1998          1997
                                                     ----          ----          ----           ----          ----
Net earnings                                      $ 360,419      $ 248,938     $ 148,138     $ 142,237     $ 115,726
Federal and state income taxes                      145,112        103,532        71,328        55,676        43,435
                                                  ---------      ---------     ---------     ---------     ---------
Earnings before income taxes                        505,531        352,470       219,466       197,913       159,161
Equity in net income of affiliates                  (41,309)             0             0             0             0
Distributed income from equity investees             12,761              0             0             0             0
                                                  ---------      ---------     ---------     ---------     ---------
Net earnings                                        476,983        352,470       219,466       197,913       159,161
                                                  ---------      ---------     ---------     ---------     ---------
Fixed charges:
    Interest                                         17,803          1,359         1,060           201             0
    One-Third of all rentals                          2,052            990         1,048         1,000           788
                                                  ---------      ---------     ---------     ---------     ---------
Fixed charges                                        19,855          2,349         2,108         1,201           788
Preferred dividends                                   3,300          3,300         3,300         3,300         3,300
Fixed charges and preferred dividends                23,155          5,649         5,408         4,501         4,088
                                                  ---------      ---------     ---------     ---------     ---------
Net earnings and fixed charges                    $ 496,838      $ 354,819     $ 221,574     $ 199,114     $ 159,949
                                                  ---------      ---------     ---------     ---------     ---------
Net earnings, fixed charges and
   preferred dividends                            $ 500,138      $ 358,119     $ 224,874     $ 202,414     $ 163,249
                                                  ---------      ---------     ---------     ---------     ---------

Ratio of net earnings and fixed charges                25.0x         151.1x        105.1x        165.8x        203.0x
   to fixed charges

Ratio of net earnings, fixed charges and
   preferred stock dividends to fixed charges
   and preferred stock dividends                      21.6x          63.4x         41.6x         45.0x         39.9x